Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2026 RESULTS
Delivers Record Quarterly Production

DALLAS - May 5, 2026-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the first quarter of 2026. For the quarter, the Company generated a net loss of $226 million, or $0.45 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $36 million, or $0.07 per diluted share for the first quarter of 2026.

FIRST QUARTER 2026 AND POST QUARTER END HIGHLIGHTS

•Net Production(2): ~74,800 barrels of oil equivalent per day (boepd), up ~25% versus first quarter 2025

•Revenues: $371 million, or $55.81 per boe (excluding the impact of derivative cash settlements)

•Production expense: $131 million (or $19.66 per boe), down ~22% versus first quarter 2025 (~$167 million)

•Capital expenditures: $91 million

•Greater Tortue Ahmeyim (GTA) gross production averaged ~2.85 million tonnes per annum (mtpa) for the first quarter, in excess of the floating LNG nameplate capacity (2.7 mtpa)

•Kosmos successfully completed a $350 million senior secured bond offering in the Nordic market

•Kosmos successfully completed an equity raise of approximately $200 million with the proceeds used to accelerate debt paydown

•Kosmos announced the sale of its interest in the Ceiba Field and Okume Complex in Equatorial Guinea, for up to ~$220 million

•The TEN partnership finalized the acquisition of the TEN FPSO, which is expected to result in a material reduction in operating expenses

•Kosmos took final investment decision for the operated Tiberius project in the Gulf of America

Commenting on the Company’s first quarter 2026 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Earlier this year, we set four goals for 2026: increase production from our core assets; lower costs; reduce debt; and advance our high‑quality growth portfolio with minimal capital. We are delivering strongly on all four of these goals.

“In the first quarter, Kosmos achieved record daily and quarterly production, driven by GTA fully ramped up and new wells at Jubilee. Operating costs were ~22% lower year-on-year and we reduced net debt(1) by ~7% versus year‑end 2025. With this ongoing momentum, we have raised our full‑year debt reduction target from 10% to ~20%.

“We continue to maintain our capital discipline while we progress our quality growth options. We took final investment decision on the Tiberius development, entered into a strategic exploration alliance with Shell in the Gulf of America, and are moving forward on GTA Phase 1+ expansion.

“With oil prices higher, our goals are unchanged. We will direct excess free cash flow toward accelerated debt reduction and further strengthening the balance sheet. Our exposure to premium international oil markets positions Kosmos to capture value from current market dislocations and reinforces our confidence in the path ahead.”

FINANCIAL UPDATE

In January 2026, Kosmos successfully completed a $350 million senior secured bond offering in the Nordic market with proceeds used to repurchase ~$250 million of the Company's 2027 senior unsecured notes and to repay $100 million of borrowings under the reserve-based lending facility (RBL).

In March, Kosmos successfully raised approximately $200 million of equity with the proceeds used to accelerate debt repayment.

In April, Kosmos completed its spring RBL re-determination with the borrowing base reduced to approximately $1.25 billion. Post the sale of the Company's production assets in Equatorial Guinea, expected around midyear 2026, the borrowing base will reduce to approximately $1.2 billion,

Kosmos has growing exposure to higher near-term oil prices, with realizations and free cash flow expected to rise in the second quarter, taking account of the lag effect between sales and benchmark prices. In the second quarter so far, we have seen record pricing and record differentials for production priced off premium international benchmarks such as Dated Brent in Ghana.

Kosmos has taken advantage of a higher forward price curve to add further hedges for 2027. The company has 5.7 million barrels of oil hedged for the remainder of 2026 with an average floor of approximately $66/barrel and a further 4.0 million barrels hedged in 2027 with a floor of approximately $65/barrel.

Net capital expenditure for the first quarter of 2026 was $91 million, in line with guidance. Full year 2026 capital expenditure guidance of $350 million is unchanged.

The Company generated net cash provided by operating activities of approximately $107 million and free cash flow(1) of approximately $14 million. Kosmos exited the first quarter of 2026 with approximately $2.8 billion of net debt(1) and liquidity of approximately $488 million.

OPERATIONAL UPDATE

Production

Total net production(2) in the first quarter of 2026 averaged approximately 74,800 boepd, a record quarterly high for Kosmos, up ~25% versus first quarter 2025. The increase was largely driven by the ramp up at GTA and new wells coming online at Jubilee. Sales for the first quarter 2026 were approximately 73,800 boepd.

The Company exited the quarter in a net underlift position of approximately 1.3 mmboe.

Mauritania and Senegal

GTA Phase 1 production averaged approximately 17,000 boepd net during the quarter, or 2.85 mtpa of LNG equivalent gross as the project continued to produce above the floating LNG vessel's nameplate capacity (2.7 mtpa), benefiting from cooler seasonal temperatures. The partnership lifted 9.5 gross LNG cargos in the first quarter, in line with guidance. Full year guidance of 32-36 gross LNG cargos remains unchanged. One condensate cargo was lifted by BP in the first quarter. The second and third condensate cargos in 2026 are expected to be lifted by Kosmos and the national oil companies of Mauritania and Senegal.

Lowering operating costs for GTA Phase 1 remains a priority for the partnership in 2026 with net operating costs per boe on track to fall by more than 50% year-on-year with scope for further reductions in 2027 and beyond.

With Phase 1 production fully ramped up and performing well, the partnership is now focusing on future production growth through Phase 1+, which fully utilizes the existing infrastructure for sales to the domestic markets in Senegal and Mauritania. Heads of terms for domestic gas sales are expected in 2026. In addition, Senegal has begun construction of an onshore power plant near Saint Louis and is expected to commence construction of the gas pipeline network around the midyear, which will transport gas from the GTA hub terminal to shore for domestic power generation.

Ghana

Production in Ghana averaged approximately 35,400 boepd net in the first quarter of 2026, which included gas production of approximately 6,900 boepd. Kosmos lifted three cargos from Ghana during the quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the first quarter averaged approximately 70,000 bopd gross. The J74 well came online in early 2026 followed by the J75 well at the end of the quarter. Both wells are performing in line with expectations.

The next well in the campaign (J76) has been drilled and the completion is about to commence. Two additional producer wells (J77 and J50) have also been drilled and will be completed shortly after J76. As the operator recently communicated, all three producer wells are expected online in June and July and Kosmos expects an aggregate contribution from these wells of around 20,000 bopd gross. A water injection well will conclude the drilling campaign and is expected online at the end of the third quarter.

At TEN (20.4% working interest), oil production averaged approximately 14,900 bopd gross for the first quarter, in line with expectations. In February 2026, the TEN partnership finalized a sale and purchase agreement to acquire the TEN FPSO at the end of its current lease. Signing the agreement is expected to significantly reduce TEN operating costs and positively impact leverage in 2026 and beyond.

Also in February, the Ghanaian parliament formally ratified the license extensions for the West Cape Three Points and Deepwater Tano Petroleum Agreements, which cover the Jubilee and TEN fields, following government approval of the extensions in December. The licenses now extend to 2040. With an extended license period, the partnership is aligned on securing a rig for the 2027/2028 drilling campaign, which is expected to include up to ten wells and start in mid-2027.

Gulf of America

Production in the Gulf of America averaged approximately 16,800 boepd net (~84% oil) during the first quarter, in line with guidance, with strong performance from the Kosmos-operated Odd Job and Kodiak fields. Early in the second quarter, the Winterfell-2 well was shut in pending future intervention.

On Tiberius, in the outboard Wilcox play, Kosmos (operator, 50% working interest) took final investment decision with our partner Occidental (50% working interest) in March. The project targets first oil in the second half of 2028, with long-lead items already secured and most of the capital expected in 2027 and 2028. A farm down to reduce Kosmos’ working interest to ~33% has now commenced and is expected to close later this year.

As previously announced, Kosmos deepened its inventory of future opportunities for its infrastructure-led exploration (ILX) strategy in the Gulf of America, entering into a strategic alliance with Shell in February in the Norphlet trend. Shell and Kosmos now have alignment over ten blocks in the Gulf of America to explore multiple high-potential prospects, including Trailblazer, a prospect with significant potential (~200 mmboe gross). In the event of success, it could be tied back into Shell's nearby Appomattox platform. Drilling of Trailblazer is planned for the first half of 2027 with Kosmos designated as development operator.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 16,000 bopd gross and 5,600 bopd net in the first quarter. Kosmos lifted 0.4 cargos from Equatorial Guinea during the quarter in line with guidance.

In February, Kosmos announced that it entered into an agreement to sell its 40.375% non-operating working interest in the Ceiba Field and Okume Complex production assets to Panoro Energy for up to $220 million. Proceeds will be used to reduce borrowings outstanding under the RBL. The transaction has been approved by the Government of Equatorial Guinea and is expected to close around midyear 2026, subject to customary CEMAC approval.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure. Net debt excludes $80.1 million TEN FPSO finance lease liability. For purposes of the debt cover ratio calculation under the RBL Facility, the finance lease liability is included in net debt.
(2) Production means net entitlement volumes. In Ghana, Equatorial Guinea, and Mauritania and Senegal this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2026 financial and operating results today, May 5, 2026, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-800-715-9871. Callers in the United Kingdom should call 0800 260 6466. Callers outside the United States should dial +1-646-307-1963. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Equatorial Guinea, Mauritania, Senegal and the Gulf of America. Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues and other income:
Oil and gas revenue	$370,728	$290,135
Other income, net	169	296
Total revenues and other income	370,897	290,431

Costs and expenses:
Oil and gas production	130,595	167,308
Exploration expenses	19,744	9,669
General and administrative	27,710	26,255
Depletion, depreciation and amortization	119,873	120,667
Interest and other financing costs, net	58,802	51,842
Derivatives, net	251,996	6,732
Other expenses, net	3,264	1,989
Total costs and expenses	611,984	384,462

Loss before income taxes	(241,087)	(94,031)
Income tax expense (benefit)	(15,513)	16,575
Net loss	$(225,574)	$(110,606)

Net loss per share:
Basic	$(0.45)	$(0.23)
Diluted	$(0.45)	$(0.23)

Weighted average number of shares used to compute net loss per share:
Basic	506,198	475,681
Diluted	506,198	475,681

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$129,957	$91,518
Receivables, net	110,510	103,472
Assets held for sale	18,707	—
Other current assets	194,268	232,884
Total current assets	453,442	427,874

Property and equipment, net	3,367,489	3,733,784
Non-current assets held for sale	408,895	—
Other non-current assets	553,616	534,968
Total assets	$4,783,442	$4,696,626

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$194,969	$202,555
Accrued liabilities	332,078	237,609
Current maturities of long-term debt	30,220	132,143
Liabilities held for sale	43,544	—
Other current liabilities	156,243	—
Total current liabilities	757,054	572,307

Long-term liabilities:
Long-term debt, net	2,866,043	2,920,616
Deferred tax liabilities	134,750	305,924
Long-term liabilities held for sale	260,601	—
Other non-current liabilities	249,885	369,189
Total long-term liabilities	3,511,279	3,595,729

Total stockholders’ equity	515,109	528,590
Total liabilities and stockholders’ equity	$4,783,442	$4,696,626

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Operating activities:
Net loss	$(225,574)	$(110,606)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	122,465	122,551
Deferred income taxes	(49,013)	1,811
Unsuccessful well costs and leasehold impairments	14,541	1,903
Change in fair value of derivatives	302,976	7,586
Cash settlements on derivatives, net(1)	(81,321)	494
Equity-based compensation	5,950	8,361
Debt modifications and extinguishments	(1,217)	—
Other	(7,561)	(5,597)
Changes in assets and liabilities:
Net changes in working capital	25,310	(27,391)
Net cash provided by (used in) operating activities	106,556	(888)

Investing activities
Oil and gas assets	(87,047)	(90,245)
Notes receivable and other investing activities	(11,598)	(44,048)
Net cash used in investing activities	(98,645)	(134,293)

Financing activities:
Borrowings under long-term debt	124,167	100,000
Payments on long-term debt	(277,738)	—
Net proceeds from issuance of senior notes and bonds	350,000	—
Repurchase and redemption of senior notes	(346,984)	—
Net proceeds from issuance of common stock	206,440	—
Payments on finance lease	(5,262)	—
Other financing costs	(7,731)	—
Net cash provided by financing activities	42,892	100,000

Net increase (decrease) in cash, cash equivalents and restricted cash	50,803	(35,181)
Cash, cash equivalents and restricted cash at beginning of period	117,744	85,277
Cash, cash equivalents and restricted cash at end of period(2)	$168,547	$50,096

(1)Cash settlements on commodity hedges were $(30.3) million and $(1.8) million for the three months ended March 31, 2026 and 2025, respectively.
(2)Includes cash reported within current assets held for sale on the Consolidated Balance Sheets relating to the Ceiba and Okume Complex located in Block G offshore Equatorial Guinea cash held for sale.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026
Net loss	$(225,574)	$(110,606)	$(814,754)
Exploration expenses	19,744	9,669	233,691
Depletion, depreciation and amortization	119,873	120,667	555,980
Impairment of long-lived assets	—	—	177,563
Equity-based compensation	5,950	8,361	25,542
Derivatives, net	251,996	6,732	191,599
Cash settlements on commodity derivatives	(30,341)	(1,751)	(18,197)
Other expenses, net(1)	3,263	1,989	14,766
Gain on sale of assets	—	—	(2,200)
Interest and other financing costs, net	58,802	51,842	230,390
Income tax expense (benefit)	(15,513)	16,575	33,117
EBITDAX	$188,200	$103,478	$627,497
Pro Forma Adjustment - TEN FPSO Lease(1)	—	—	47,421
Pro Forma EBITDAX	188,200	103,478	674,918
EBITDAX - M|S	(5,784)	(57,932)	(77,333)
Pro Forma EBITDAX - Base Business	$193,984	$161,410	$752,251

(1)     Adjustment to present Pro Forma EBITDAX for the impact to operational expense for the periods presented resulting from executing the TEN FPSO finance lease transaction.

The following table presents our net debt as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
Total long-term debt	$2,946,876	$3,100,274
Cash and cash equivalents	129,957	91,518
Cash included in assets held for sale	7,960	—
Total restricted cash	30,630	26,226
Net debt(1)	$2,778,329	$2,982,530

(1) Excludes $80.1 million TEN FPSO finance lease liability.

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net loss	$(225,574)	$(110,606)

Derivatives, net	251,996	6,732
Cash settlements on commodity derivatives	(30,341)	(1,751)
Other, net(2)	3,259	1,664
Write-off of leasehold costs	13,181	—
Debt modifications and extinguishments	(1,217)	—
Total selected items before tax	236,878	6,645

Income tax (expense) benefit on adjustments(1)	(46,926)	(1,465)
Adjusted net income (loss)	$(35,622)	(105,426)

Net loss per diluted share	$(0.45)	$(0.23)

Derivatives, net	0.50	0.01
Cash settlements on commodity derivatives	(0.06)	—
Write-off of leasehold costs	0.03	—
Total selected items before tax	0.47	0.01

Income tax (expense) benefit on adjustments(1)	(0.09)	—
Adjusted net income (loss) per diluted share	$(0.07)	$(0.22)

Weighted average number of diluted shares	506,198	475,681

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S., Equatorial Guinea and Ghana are 21%, 25% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Reconciliation of free cash flow:
Net cash provided by (used in) operating activities	$106,556	$(888)
Net cash used for oil and gas assets	(87,047)	(90,245)
Payments on finance lease	(5,262)	—
Free cash flow	14,247	(91,133)
Net cash provided by (used in) operating activities - M|S	(4,400)	14,971
Net cash used for oil and gas assets - M|S	(1,714)	(49,943)
Base business free cash flow	$20,361	$(56,161)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2026		2025
Net Volume Sold
Oil (MMBbl)	4.414		3.659
Gas (MMcf)	12.749	(1)	4.172	(1)
NGL (MMBbl)	0.104		0.091
Total (MMBoe)	6.643		4.445
Total (MBoepd)	73.809		49.393

Revenue
Oil sales	$297,011		$270,405
Gas sales	72,104		17,629
NGL sales	1,613		2,101
Total oil and gas revenue	370,728		290,135
Cash settlements on commodity derivatives	(30,341)		(1,751)
Realized revenue	$340,387		$288,384

Oil and Gas Production Costs	$130,595	(1)	$167,308	(1)

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$67.29		$73.90
Average gas sales price per Mcf	5.66		4.23
Average NGL sales price per Bbl	15.51		23.09
Average total sales price per Boe	55.81		65.27
Cash settlements on commodity derivatives per Boe	(4.57)		(0.39)
Realized revenue per Boe	51.24		64.87

Oil and gas production costs per Boe	$19.66		$37.64
Oil and gas production costs per Boe ex. M/S (1)	$14.24		$24.99

(1)Includes $55.3 million and $58.1 million for the three months ended March 31, 2026 and 2025, respectively, of oil and gas production costs related to the LNG production at the GTA Phase 1 project in Mauritania and Senegal. GTA Phase 1 project LNG sales volumes for the three months ended March 31, 2026 and 2025 were 1.357 MMboe and 0.1 MMboe, respectively. First LNG was achieved in February 2025 and the first LNG cargo was successfully completed in April 2025.

Kosmos was underlifted by approximately 1.3 million barrels of oil equivalent (mmboe) as of March 31, 2026.

Kosmos Energy Ltd.
Hedging Summary
As of March 31, 2026(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2026:
Two-way collars 1H26	Dated Brent	500	$60.00	—	$74.75
Three-way collars FY26	Dated Brent	1,500	60.00	50.00	75.51
Swaps 1H26	Dated Brent	500	72.90	—	—
Swaps FY26	Dated Brent	2,250	70.62	—	—
Swaps FY26	WTI	1,000	64.83	—	—
2027:
Three-way collars 1H27	Dated Brent	2,000	70.00	55.00	85.00
Three-way collars FY27	Dated Brent	2,000	60.00	47.50	75.00

(1)Please see the Company’s filed 10-K for additional disclosure on hedging material. Includes hedging position as of March 31, 2026 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 0.6 MMBbls of Dated Brent sold calls with a strike price of $100.00 per Bbl, 0.7 MMBbls of Dated Brent sold calls with a strike price of $80.00 per Bbl and 1.5 MMBbls of Dated Brent sold puts with a strike price of $55.00 in 2026. Excludes 1.0 MMBbls of WTI sold puts with a strike price of $50.00 in 2026.

2026 Guidance

	2Q 2026	FY 2026

Production(1,2,3)	70,000 - 74,000 boe per day	70,000 - 78,000 boe per day

Opex	$25.00 - $28.00 per boe	$20.00 - $22.00 per boe

DD&A	$15.50 - $17.50 per boe	$18.00 - $20.00 per boe

G&A(~65% cash)	$20-$25 million	~$75 million

Exploration Expense(4)	~$5 million	$10 - $30 million

Net Interest Expense	$55 - $65 million	$230 - $250 million

Tax	$10.00 - $13.00 per boe	$5.00 - $7.00 per boe

Capital Expenditure	$100 - $125 million	~$350 million

Note: Ghana / Equatorial Guinea / Mauritania & Senegal revenue calculated by number of cargos. All guidance includes Equatorial Guinea assets. Revised guidance to be issued post the closing of transaction. Guidance includes Equatorial Guinea contribution of approximately 6,000 boepd of production, operating costs of $45-55/barrel and ~$15 million of capital expenditures.

(1)2Q 2026 net cargo forecast – Ghana: 3-4 cargos / Equatorial Guinea: 0.4 cargo. FY 2026 Ghana: 12-13 cargos / Equatorial Guinea 2-3 cargos. Average cargo sizes 950,000 barrels of oil.
(2)2Q 2026 gross cargo forecast - Mauritania & Senegal: 8-9 cargos. FY 2026: 32-36 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%. Kosmos expects 0.3 net condensate cargos in 2Q26
(3)Gulf of America Production: 2Q 2026 forecast 14,000 - 16,000 boe per day. FY 2026: 15,000-17,000 boe per day. Oil/Gas/NGL split for 2026: ~83%/~11%/~6%.
(4)Excludes leasehold impairments and dry hole costs.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com